EXHIBIT 99.1

IRADIMED CORPORATION Announces Third Quarter 2022 Financial Results
•	Revenue was $13.4 million and increased by 23%
•	Operating income was $4.1 million and increased by 32%
•	GAAP diluted EPS was $0.27 and increased by 35%
•	Announces fourth quarter 2022 financial guidance

Winter Springs, Florida, November 3, 2022 – IRADIMED CORPORATION (the "Company") (NASDAQ: IRMD) announced today its financial results for the three and nine months ended September 30, 2022. The Company is a leader in the development of innovative magnetic resonance imaging ("MRI") medical devices and the only known provider of a non-magnetic intravenous ("IV") infusion pump system and non-magnetic patient vital signs monitoring systems designed for use during MRI procedures.

"This quarter's results demonstrate Iradimed's continued ability to execute revenue growth and profitability. I am very pleased to point out that our impressive year-over-year quarterly revenue growth of 23% resulted in a 35% growth rate in quarterly diluted earnings per share compared to the previous year. In addition, operating cash flow was a solid $3.9 million in the quarter. We continue to see significant demand for our IV pump and patient monitor product lines, as bookings in the quarter again exceeded revenues, with strong bookings growth continuing to add to our extensive backlog as we enter the fourth quarter. With a great backlog and strong balance sheet, we are well-positioned to profitably grow our revenues for the remainder of 2022 and 2023," said Roger Susi, President, Chief Executive Officer, and Chairman of the Company's Board of Directors. “I am also excited to report that we have entered into an agreement to purchase approximately 27 acres of land in Orlando, Florida. This property will be developed, tripling our current space, and serve as our future headquarters for manufacturing and office space, accommodating our anticipated growth,” added Mr. Susi.

Three Months Ended September 30, 2022

For the third quarter that ended September 30, 2022, the Company reported revenue of $13.4 million compared to $10.9 million for the third quarter of 2021. Net income was $3.4 million, or $0.27 per diluted share, compared to $2.6 million, or $0.20 per diluted share, for the third quarter of 2021. The increase in net income and diluted earnings per share is primarily the result of a $2.5 million increase in revenue for the third quarter of 2022.

Non-GAAP net income was $3.7 million for the quarter that ended September 30, 2022, which excludes $0.3 million of stock compensation expense, net of tax expense. Non-GAAP net income was $2.8 million for the quarter that ended September 30, 2021, which excludes $0.3 million of stock compensation expense, net of tax expense.

Nine Months Ended September 30, 2022

For the nine months that ended September 30, 2022, the Company reported revenue of $38.4 million compared to $30.0 million for the same period in 2021. Net income was $9.1 million, or $0.72 per diluted share, compared to $5.4 million, or $0.43 per diluted share, for the same period in 2021. The increase in net income and diluted earnings per share is primarily the result of an $8.5 million increase in revenue for the nine months ended September 30, 2022.

Non-GAAP net income was $9.9 million for the nine months ended September 30, 2022, which excludes $0.7 million of stock compensation expense, net of tax expense. Non-GAAP net income was $6.2 million for the nine months ended September 30, 2021, which excludes $0.8 million of stock compensation expense, net of tax expense. Non-GAAP earnings per diluted share were $0.78 for the nine months ended September 30, 2022, compared to $0.50 for the same period in 2021.

Revenue Information:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Devices:
MRI Compatible IV Infusion Pump Systems	$3,866,535	$3,369,068	$11,001,490	$9,329,182
MRI Compatible Patient Vital Signs Monitoring	5,519,045	3,779,442	15,635,415	9,760,991
Systems
Ferro Magnetic Detection Systems	62,982	-	62,982	-
Total Devices revenues	9,448,562	7,148,510	26,699,887	19,090,173
Disposables, services and others	3,410,015	3,285,656	10,158,922	9,412,091
Amortization of extended warranty agreementss	548,695	473,136	1,580,742	1,439,457
Total revenues	$13,407,272	$10,907,302	$38,439,551	$29,941,721

For the third quarter of 2022, domestic sales were 80.6 percent of total revenue, compared to 79.6 percent for the third quarter of 2021. The gross profit margin was 78.6 percent for the third quarter of 2022, compared to 77.1 percent for the third quarter of 2021.

For the nine months that ended September 30, 2022, domestic sales were 82.2 percent of total revenue, compared to 80.1 percent for the third quarter of 2021. The gross profit margin was 78.2 percent for the third quarter of 2022, compared to 76.1 percent for the third quarter of 2021.

Cash Flow:

For the three months ended September 30, 2022, cash from operations was $3.9 million, compared to $3.4 million for the same period in 2021.

For the nine months ended September 30, 2022, cash from operations was $7.0 million, compared to $7.9 million for the same period in 2021.

Financial Guidance:

For the fourth quarter of 2022, the Company's prior revenue guidance remains unchanged as it expects to report revenue of $14.1 million to $14.8 million and full-year revenue of $52.5 million to $53.2 million.

For the fourth quarter of 2022, the Company expects to report GAAP diluted earnings per share of $0.23 to $0.28 per share and non-GAAP diluted earnings per share of $0.25 to $0.30. These amounts would result in full-year GAAP diluted earnings per share of $0.95 to $1.00 and non-GAAP diluted earnings per share of $1.03 to $1.08.

The Company's non-GAAP diluted earnings per share guidance excludes stock-based compensation expense, net of tax, which the Company expects to be approximately $0.3 million and $1.1 million for the fourth quarter of 2022 and the full year, respectively.

Use of non-GAAP Financial Measures

The Company believes using non-GAAP net income, free cash flow, and infrequent income tax items is helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with U.S. GAAP.

We calculate non-GAAP net income as net income excluding (1) stock-based compensation expense and net of tax. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows for meaningful comparisons between our operating results from period to period; (2) operating expenses, net of tax, that we believe are not indicative of the Company's on-going core operating performance, and; (3) infrequent tax items are considered based on their nature and are excluded from the provision for income taxes as these costs or benefits are not indicative of our normal or future provision for income taxes. We calculate free cash flow as net cash provided by operating activities, less net cash used in investing activities for purchases of property and equipment.

We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions, strengthening our balance sheet and returning cash to our shareholders through various means.

Our non-GAAP financial measures are important tools for financial and operational decision-making and evaluating our ongoing core operating results.

A reconciliation of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in the table later in this release immediately following the condensed statements of cash flows. These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company's operating performance or liquidity prepared in accordance with U.S. GAAP and are not indicative of net income or cash provided by operating activities.

Conference Call

iRadimed has scheduled a conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time on Thursday, November 3, 2022. Individuals interested in participating in the conference call may do so by registering here, https://register.vevent.com/register/BIcffe00ca21c54c31b6a2a7db74cb48ea.
Once registered, a dial-in number, unique pin, and instructions will be provided to the participant.

The conference call will also be available in real-time via the internet at http://www.iradimed.com/en-us/investors/events/. A recording of the call will be available on the Company's website following the completion of the call.

About IRADIMED CORPORATION

IRADIMED CORPORATION is a leader in the development of innovative Magnetic Resonance Imaging ("MRI") compatible medical devices. We develop, manufacture, market and distribute MRI-compatible medical devices and accessories, disposables, and services relating to them.

We are the only known provider of a non-magnetic intravenous ("IV") infusion pump system specifically designed to be safe during MRI procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts, and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe, and dependable fluid delivery before, during, and after an MRI scan, which is important to critically ill patients who cannot be removed from their vital medications and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI-compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to safely and accurately monitor a patient's vital signs during various MRI procedures. The IRADIMED 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The IRADIMED 3880 has a compact, lightweight design allowing it to travel with the patient from their critical care unit to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the IRADIMED 3880 include wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and; optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The IRADIMED 3880 MRI-compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.

For more information, please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements (i.e., statements which are not historical facts). Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made, and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to, impacts of the COVID-19 pandemic, including the impact of existing and new variants, and measures taken in response; potential disruptions in our limited supply chain for our products; the Company's ability to receive FDA 510(k) clearance for new products and product candidates; unexpected costs, delays or diversion of management's attention associated with the design, manufacture or sale of new products; the Company's ability to implement successful sales techniques for existing and future products and evaluate the effectiveness of its sales techniques; additional actions, warnings or requests from the FDA or other regulatory bodies; our significant reliance on a limited number of products; a reduction in international distribution; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations. Further information on these and other factors that could affect the Company's financial results is included in filings we make with the Securities and Exchange Commission from time to time. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

IRADIMED CORPORATION
CONDENSED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$55,592,152	$61,999,550
Investments	-	501,855
Accounts receivable	10,651,264	5,136,599
Inventory	5,243,256	4,299,799
Prepaid expenses and other current assets	386,634	1,000,716
Prepaid income taxes	-	3,306,438
Total current assets	71,873,306	76,244,957
Property and equipment, net	2,292,516	2,069,376
Intangible assets, net	1,881,137	1,118,584
Operating lease right-of-use asset, net	2,276,089	2,482,084
Deferred tax asset	985,097	765,096
Other assets	236,188	201,325
Total assets	$79,544,333	$82,881,422

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$964,360	$782,903
Accrued payroll and benefits	2,349,772	2,814,560
Other accrued taxes	143,710	140,315
Warranty reserve	95,287	108,880
Deferred revenue	1,586,256	2,553,096
Current portion of operating lease liability	289,147	276,568
Other current liability	136,927	146,435
Accrued income taxes	38,167	-
Total current liabilities	5,603,626	6,822,757
Deferred revenue	2,182,494	1,679,343
Operating lease liability, less current portion	1,986,942	2,205,516
Total liabilities	9,773,062	10,707,616
Stockholders' equity:
Common Stock	1,256	1,254
Additional paid-in capital	26,179,351	25,160,618
Retained earnings	43,590,664	46,994,922
Accumulated other comprehensive income	-	17,012
Total stockholders' equity	69,771,271	72,173,806
Total liabilities and stockholders' equity	$79,544,333	$82,881,422

IRADIMED CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2022	2021	2022	2021
Revenue	$13,407,272	$10,907,302	$38,439,551	$29,941,721
Cost of revenue	2,864,534	2,501,745	8,377,526	7,141,547
Gross profit	10,542,738	8,405,557	30,062,025	22,800,174
Operating expenses:
General and administrative	2,881,590	2,252,274	8,000,335	7,247,262
Sales and marketing	3,037,209	2,585,702	9,014,553	7,434,603
Research and development	491,643	480,696	1,673,337	1,410,192
Total operating expenses	6,410,442	5,318,672	18,688,225	16,092,057
Income from operations	4,132,296	3,086,885	11,373,800	6,708,117
Other income, net	105,183	7,143	103,371	14,675
Income before income taxes	4,237,479	3,094,028	11,477,171	6,722,792
Provision for income tax expense	810,375	517,767	2,322,301	1,289,988
Net income	$3,427,104	$2,576,261	$9,154,870	$5,432,804

Net income per share
Basic	$0.27	$0.21	$0.73	$0.44
Diluted	$0.27	$0.20	$0.72	$0.43
Weighted average shares outstanding
Basic	12,564,636	12,331,062	12,559,465	12,318,476
Diluted	12,631,129	12,603,566	12,637,325	12,570,925

IRADIMED CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating activities:
Net income	$9,154,870	$5,432,804
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Change in allowance for doubtful accounts	56,118	(567)
Change in provision for excess and obsolete inventory	29,227	51,731
Depreciation & amortization	1,363,578	1,020,223
(Gain) loss on PPE	(3,000)	1,066
Stock-based compensation	967,551	1,067,589
Deferred income taxes, net	(227,133)	414,095
(Gain) on maturities of securities	(8,025)	(13,005)
Accounts receivable	(5,570,783)	321,852
Inventory	(903,792)	(344,721)
Prepaid expenses and other current assets	(306,031)	(663,408)
Other assets	6,660	23,447
Accounts payable	37,338	(17,076)
Accrued payroll and benefits	(464,788)	699,204
Other accrued taxes	3,395	(12,727)
Warranty reserve	(13,593)	20,953
Deferred revenue	(452,822)	313,381
Other current liability	(9,508)	-
Accrued (prepaid) income taxes	3,344,605	(422,728)
Net cash provided by operating activities	7,003,867	7,892,113

Investing activities:
Purchases of investments	-	-
Proceeds from maturity/sale of investments	500,000	950,000
Purchases of property and equipment	(564,883)	(391,303)
Capitalized intangible assets	(838,438)	(170,234)
Net cash (used in) provided by investing activities	(903,321)	388,463

Financing activities:
Dividends	(12,559,127)	-
Proceeds from restricted stock exercises	146,707	85,615
Taxes paid for net share settlement of RSUs	(95,523)	(63,347)
Net cash (used in) provided by financing activities	(12,507,942)	22,268

Net (decrease) increase in cash and cash equivalents	(6,407,397)	8,302,844
Cash and cash equivalents, beginning of period	61,999,550	50,068,728
Cash and cash equivalents, end of period	$55,592,153	$58,371,572

IRADIMED CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Non-GAAP Net Income and Diluted EPS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	3,427,104	2,576,261	9,154,870	5,432,804
Excluding:
Stock-based comp.exp., net of taxes	295,284	273,175	726,631	805,998
Non-GAAP net income	3,722,388	2,849,436	9,881,501	6,238,802
Weighted-average shares outstanding - diluted	12,631,129	12,603,566	12,637,325	12,570,925
Non-GAAP net income per share - diluted	0.29	0.23	0.78	0.50

Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2022
Net cash provided by operating activities	3,938,458	3,378,341	7,003,865	7,892,113
Less:
Capital Expenditures	556,189	220,584	1,403,321	561,537
Free cash flow	3,382,269	3,157,757	5,600,544	7,330,576

Media Contact:
John Glenn
Chief Financial Officer
iRadimed Corporation
(407) 677-8022
InvestorRelations@iradimed.com